EXHIBIT 5

May 31, 2006

The Board of Directors
Aftermarket Technology Corp.
1400 Opus Place, Suite 600
Downers Grove, IL 60515

Re:	Registration Statement on Form S-8

Dear Sirs:

I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of Aftermarket Technology Corp. (the "Company"), relating to 1,100,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), to be issued pursuant to the Company’s 2006 Stock Incentive Plan (the "Plan").

As counsel for the Company, I have examined such corporate records, other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in my opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Joseph Salamunovich

Joseph Salamunovich,
Vice President, General Counsel
and Secretary

1400 Opus Place - Suite 600, Downers Grove, IL 60515
Phone (630) 271-8100      Fax (630) 271-9999
www.goATC.com